Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and among Chelvey International Limited, E15 Fund II, LP, Shrikant Patnaik and Philip Angus Liang (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of Class A common stock of Vicarious Surgical Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated: February 10, 2022	/s/ Shrikant Patnaik
Shrikant Patnaik

/s/ Philip Angus Liang
Philip Angus Liang

Chelvey International Limited

/s/ Shrikant Patnaik
	Name:	Shrikant Patnaik
	Title:	Director

/s/ Philip Angus Liang
	Name:	Philip Angus Liang
	Title:	Director

E15 Fund II, LP

/s/ Shrikant Patnaik
	Name:	Shrikant Patnaik
	Title:	Principal

/s/ Philip Angus Liang
	Name:	Philip Angus Liang
	Title:	Managing Partner